UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 19, 2013

                Jabil Circuit, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14063	38-1886260
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (727) 577-9749

                                                         N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Form 8-K/A amends the Current Report on Form 8-K filed by the Registrant on June 19, 2013 and is being filed as a result of Jabil Circuit, Inc. (the “Company”) filing a press release to reflect the correct net revenue guidance included under “Fiscal Q4 2013 Guidance, including Nypro acquisition” in a press release filed earlier in the day on June 19, 2013.

Item 2.02 Results of Operations and Financial Condition.

On June 19, 2013, the Company issued a press release announcing its results of operations for the third fiscal quarter ended May 31, 2013. This press release was issued to reflect the correct net revenue guidance included under “Fiscal Q4 2013 Guidance, including Nypro acquisition” in a press release issued earlier in the day on June 19, 2013. A copy of this corrected press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

The information furnished herewith pursuant to Item 2.02 of this Current Report, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. The information in this Current Report shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date of this Current Report, regardless of any general incorporation language in the filing.

Item 2.05 Costs Associated with Exit or Disposal Activities.

On June 19, 2013, the Company’s Board of Directors formally approved a restructuring plan to better align the Company’s manufacturing capacity in certain geographies and to reduce the Company’s worldwide workforce in order to reduce operating expenses (the “2013 Restructuring Plan”). These restructuring activities are intended to address current market conditions and customer requirements. The 2013 Restructuring Plan as discussed reflects the Company’s intention only and restructuring decisions, and the timing of such decisions, at certain plants are still subject to consultation with the Company’s employees and their representatives. Based on the analysis done to date, the Company currently expects to recognize approximately $188 million in pre-tax restructuring and other related costs over the course of the Company’s fiscal years 2013, 2014 and 2015. The Company currently expects that a significant portion of the total restructuring costs will be related to employee benefit and severance arrangements. The charges related to the 2013 Restructuring Plan, excluding asset charges, are currently expected to result in cash expenditures of approximately $140 million that will be payable over the course of the Company’s fiscal years 2013, 2014 and 2015. The exact timing of these charges and cash outflows, as well as the estimated cost ranges by category type, have not been finalized. This information will be subject to the finalization of timetables for the transition of functions, consultation with employees and their representatives as well as the statutory severance requirements of the particular legal jurisdictions impacted, and the amount and timing of the actual charges may vary due to a variety of factors.

To the extent required by applicable rules, the Company will file one or more amendments to this Current Report on Form 8-K as details of the 2013 Restructuring Plan are refined and estimates of related costs and charges are finalized.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

The following exhibit is furnished herewith:

Exhibit No.	Description

99.1	Press Release dated June 19, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JABIL CIRCUIT, INC. (Registrant)

June 19, 2013	By:	/s/ FORBES I.J. ALEXANDER
Forbes I.J. Alexander
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated June 19, 2013.